Exhibit 99.1

RESULTS SECOND QUARTER AND SIX MONTHS 2019 Investor Relations: Raul Jacob +(602) 264-1375 July 23, 2019 Southern Copper Corporation (NYSE and BVL: SCCO) southerncopper@southernperu.com.pe www.southerncoppercorp.com Copper production increased 16.5% to 256,352 tons in 2Q19 compared with 2Q18 due to higher production at our Peruvian Toquepala mine (+67.6%) and our Buenavista mine (+11.4%) in Mexico. These increases were partially offset by lower production at our Cuajone mine (-7.3%) due to lower grades and recoveries. Copper production increased 14.2% in the 6M19 when compared with 6M18 as result of higher production at Toquepala (+53.8%), due to the successful ramping up of the Toquepala concentrator; and higher production at Buenavista (+8.9%), due to operating improvements at its SX-EW (+30.5%) and concentrator (+7.0%) plants. 2Q19 net sales were $1,818.0 million. Copper sales volume increased (+11.7%) as well as molybdenum (+24.5%). However, due to lower metal prices of copper (-11.2% LME) and silver (-10.0%); net sales decreased by 1.0% when compared with 2Q18. 2Q19 net income was $402.4 million, 1.8% lower than 2Q18 net income of $409.6 million. Net income margin in 2Q19 was 22.1% compared with 22.3% in 2Q18. The decrease was principally due to lower sales prices. 2Q19 adjusted EBITDA was $942.8 million, 1.3% lower than 2Q18 adjusted EBITDA of $955.2 million. The adjusted EBITDA margin in 2Q19 was 51.9% compared with 52.0% in 2Q18. These decreases were mainly due to lower prices. By-product production: Molybdenum production increased (+24.7%) in 2Q19 compared with 2Q18 due to higher production at all our mines, particularly Toquepala (+94.5%) as result of the new molybdenum plant that started production in April 2019. Mined silver production increased by 5.3% in 2Q19 compared with 2Q18 due to higher production at Toquepala, which was partially offset by lower production at the Cuajone, La Caridad and IMMSA operations. Mined zinc production decreased 1.3% in 2Q19, compared with 2Q18 production due to lower production at the Charcas and Santa Eulalia mines which offset the 1,133 tons production increase at the San Martin mine. Operating cash cost per pound of copper including by-product revenues credit was $0.81 in 2Q19, an improvement of 11% compared to $0.90 in 1Q19. This cost decrease is mainly due to the unit cost effect of 12.2% higher copper production. Capital investments in 6M19 were $353.5 million. These investments are in line with our growth program aiming to produce 1.5 million tons of copper by 2025. Dividends: On July 18, 2019, the Board of Directors authorized a dividend of $0.40 per share payable on August 22, 2019, to shareholders of record at the close of business on August 8, 2019.

SECOND QUARTER AND SIX MONTHS 2019 RESULTS | SOUTHERN COPPER

- **Guaymas sulfuric acid spill:** On July 9, at our Marine Terminal in Guaymas, Sonora, there was an incident that caused the discharge of approximately 3 cubic meters of sulfuric acid into the sea in the industrial port area.

  The Guaymas bay has an estimated water volume of 340 million cubic meters, the spill upon entering in contact with the sea's alkaline conditions, the discharge was quickly diluted and the sulfuric acid was naturally and immediately neutralized. As a result the discharge was considered harmless, and it was found that neither the flora nor fauna of the port area were affected, according to the report from the Ministry of Navy.

  On July 10, the Mexican environmental protection agency ("PROFEPA") made a first inspection of the area, concluding that the Company executed all the correct procedures in order to contain the discharge, and no reference was made to the existence of negative impacts on the environment resulting from the incident.

  On Friday, July 19, PROFEPA revisited the facilities to carry out a second inspection, declaring a partial temporary shutdown related only to the storage process and transportation of sulfuric acid at the terminal, arguing the absence of an authorization of environmental impact. It is important to note that these facilities have been in operation since 1979, previous to the 1988 Mexican General Law of Ecological Balance and the Protection of the Environment. Therefore, these licenses are not a requirement for companies that have being operating before the mentioned law. In addition, PROFEPA's awarded in 2009 a certification of "Clean Industry and Environmental Quality" for such facility; which was subsequently renewed four times (for periods of two years each).

  We do not know the reasons or causes for this partial and temporary closure, but we will continue contributing with the environmental authorities with all the necessary elements in order to provide certainty with respect to the operation, in strict adherence to environmental regulations. We expect the environmental authorities to revoke the partial temporary shutdown, once they clarify their concerns. At this point, we do not expect any impact on our operations, as this terminal has no scheduled shipments until late August.

Mr. German Larrea, Chaiman of the Board, commenting on the Company´s progress said: "I am pleased to announce that on July 8, 2019, the Company received the construction license for the Tia Maria project. We strongly believe this $1.4 billion project will further improve the Company's asset base and profitability with an increase of 120,000 tons of annual copper production capacity at a very competitive cash cost. We think Tia Maria will also benefit Peru through multiple business and employment opportunities at a national, regional and local level, and with royalties and taxes. On top of this, with sales estimated at $750 million, Tia Maria will improve Peru´s economy with a 0.4% increase in its GDP."

"This good news, gives us the confidence to continue our efforts on our $6.7 billion greenfield Peruvian investment program, which includes Tia Maria, with an investment of $1.4 billion, Los Chancas with $2.8 billion, and Michiquillay projects with $2.5 billion.

Key Financial Data

	Second Quarter				First Six Months			
	2019	2018	Variance		2019	2018	Variance	
			$	%			$	%
	(in millions except per share amount and %s)							
Sales	$1,818.0	$1,837.2	$(19.2)	(1.0)%	$3,571.4	$3,678.4	$(107.0)	(2.9)%
Cost of sales	867.3	851.7	15.6	1.8%	1,711.4	1,728.2	(16.8)	(1.0)%
Operating income	713.6	787.6	(74.0)	(9.4)%	1,407.3	1,561.0	(153.7)	(9.8)%
Net income	$402.4	$409.6	$(7.2)	(1.8)%	$790.6	$880.3	$(89.7)	(10.2)%
Net income margin	22.1%	22.3%	(0.2)pp	(0.9)%	22.1%	23.9%	(1.8)pp	(7.5)%
Adjusted EBITDA	942.8	955.2	(12.4)	(1.3)%	1,832.6	1,894.6	(62.0)	(3.3)%
Adjusted EBITDA margin	51.9%	52.0%	(0.1)pp	(0.2)%	51.3%	51.5%	(0.2)pp	(0.4)%
Income per share	$0.52	$0.53	$(0.01)	(1.9)%	$1.02	$1.14	$(0.12)	(10.5)%
Capital investments	$180.4	$253.9	$(73.5)	(28.9)%	$353.5	$549.6	$(196.1)	(35.7)%

2Q19 www.southerncoppercorp.com Page 2 of 10

Capital Investments Southern Copper’s investment philosophy is not based on the outlook of copper prices but on the quality of the assets that we operate and develop. Throughout the years, our strong financial discipline has consistently allowed us to invest on a continuous basis in our superior asset portfolio. Peruvian Projects Currently we have a portfolio of $2.8 billion approved projects in Peru of which $1.8 billion have already been invested. Considering the Michiquillay ($2.5 billion) and Los Chancas ($2.8 billion) projects, our total investment program in Peru increases to $8.1 billion. Toquepala Expansion Project – Tacna: This $1.3 billion project includes a new-state-of-the-art concentrator that has increased Toquepala´s annual copper production to reach 258,000 tons in 2019, a 52% production increase for this operation when compared to 2018. As of June 30, 2019, we have invested $1,291.6 million in this expansion. The construction of the project was completed and production initiated in the 4Q18. Full production was reached in the 2Q19. Tia Maria - Arequipa: As mentioned above, on July 8, 2019 we have been granted the construction permit for this 120,000 ton annual SX-EW copper greenfield project with a total capital budget of $1,400 million. This permit was obtained after completing an exhausting review process, complying with all established regulatory requirements and addressing all observations raised. We guarantee to the population of Islay that the Tia Maria project will not adversely affect other local economic activities because we will use desalinated seawater for our operations and, for the transport of our supplies and copper production, we will build an 32 kilometer industrial railway and an access road at a safe distance from the Tambo Valley. We reiterate our commitment to delay the construction of the project until it has established, in coordination with the government, a common ground for dialogue with the neighboring communities to address any concerns and provide assurances to achieve more social support for the project. Meanwhile, we will continue to work for the welfare of the local population. Our social programs in education, healthcare and productive development will continue to improve the quality-of-life, and the agricultural and livestock activities in the Tambo Valley, as well as fishing and tourism in Islay. During the construction and operation phase, hiring local labor will be a priority. For this purpose, we have successfully launched in June the free technical training program “Forging the Future”, which will benefit 700 persons in this province in 2019-20. After training, the participants will be eligible to apply for one of the estimated 9,000 jobs (3,600 direct and 5,400 indirect) required during the Tia Maria construction phase. We strongly believe that the initiation of construction activities for Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region. When in operation, we expect Tia Maria will generate a significant contribution through mining royalties and taxes from day-one and will directly employ 600 workers and indirectly provide jobs for another 4,200. Mexican Projects Buenavista Zinc - Sonora: This project is located within the Buenavista facility and includes the development of a new concentrator to produce approximately 80,000 tons of zinc and 20,000 tons of copper per year. Currently, we have completed the basic engineering. Environmental studies are in process. The project´s budget is $413 million, and we expect to initiate operations in 4Q21. When completed, this new facility will double the Company’s zinc production capacity and will provide 490 direct jobs and 1,470 indirect jobs. Pilares – Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrates. The ore will be transported from the pit to the primary crushers of the La Caridad copper concentrator via a new 25-meter wide off-road facility for mining trucks. 2Q19 www.southerncoppercorp.com Page 3 of 10 SECOND QUARTER AND SIX MONTHS 2019 RESULTS SOUTHERN COPPER

Environmental permits have been obtained and additional land is being acquired. This project will significantly improve the over-all mineral ore grade (combining the 0.78% expected from Pilares with the 0.34% from La Caridad). The budget for Pilares is $159 million and we expect it to start production during the second half of 2020. Conference Call The Company’s second quarter earnings conference call will be held on Wednesday, July 24, 2019, beginning at 10:00 AM – EST (9:00 AM Lima and Mexico City time). To participate: Dial-in number: 877-455-8486 in the U.S. 629-228-0768 outside the U.S. Raul Jacob, SCC Vice President of Finance, Treasurer & CFO 1183713 and “Southern Copper Corporation Second Quarter 2019 Earnings Results” Conference ID: 2Q19 www.southerncoppercorp.com Page 4 of 10 SECOND QUARTER AND SIX MONTHS 2019 RESULTS SOUTHERN COPPER

SECOND QUARTER AND SIX MONTHS 2019 RESULTS | SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2019	2.82	2.81	11.70	1.23	15.52	1,304.24
2Q 2019	2.77	2.78	12.13	1.25	14.85	1,309.81
6M 2019	2.80	2.80	11.91	1.24	15.18	1,307.02
1Q 2018	3.16	3.14	12.14	1.55	16.68	1,329.28
2Q 2018	3.12	3.09	11.55	1.41	16.50	1,306.44
3Q 2018	2.77	2.73	11.74	1.15	14.92	1,212.75
4Q 2018	2.80	2.74	11.99	1.19	14.51	1,228.09
6M 2018	3.14	3.12	11.85	1.48	16.59	1,317.86
Average 2018	2.96	2.93	11.86	1.33	15.65	1,269.14
Variance: 2Q19 vs. 2Q18	(11.2)%	(10.0)%	5.0%	(11.3)%	(10.0)%	0.3%
Variance: 2Q19 vs. 1Q19	(1.8)%	(1.1)%	3.7%	1.6%	(4.3)%	0.4%
Variance: 6M19 vs. 6M18	(10.8)%	(10.3)%	0.5%	(16.2)%	(8.5)%	(0.8)%

Source: Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended June 30,			Six Months Ended June 30,		
	2019	2018	%	2019	2018	%
Copper (tons)						
Mined	256,352	219,962	16.5%	484,981	424,777	14.2%
3rd party concentrate	6,677	8,043	(17.0)%	7,408	24,244	(69.4)%
Total production	**263,029**	**228,005**	**15.4%**	**492,389**	**449,021**	**9.7%**
Smelted	154,774	153,445	0.9%	273,290	317,113	(13.8)%
Refined and Rod	194,274	197,448	(1.6)%	372,013	402,744	(7.6)%
Sales	243,503	217,926	11.7%	470,927	430,693	9.3%
Molybdenum (tons)						
Mined	6,729	5,395	24.7%	11,874	10,570	12.3%
Sales	6,769	5,438	24.5%	11,872	10,682	11.1%
Zinc (tons)						
Mined	17,749	17,983	(1.3)%	36,299	35,719	1.6%
Refined	28,021	28,392	(1.3)%	54,353	55,269	(1.7)%
Sales	26,381	29,033	(9.1)%	53,343	55,424	(3.8)%
Silver (000sounces)						
Mined	4,880	4,635	5.3%	9,222	8,778	5.0%
Refined	3,062	3,400	(10.0)%	6,196	6,550	(5.4)%
Sales	4,737	5,091	(7.0)%	9,841	9,349	5.3%

2Q19 www.southerncoppercorp.com Page 5 of 10

SECOND QUARTER AND SIX MONTHS 2019 RESULTS SOUTHERN COPPER

Southern Copper Corporation
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,		
	2019	2018	VAR %	2019	2018	VAR %
	(in millions, except per share amount)					
Net sales:	$1,818.0	$1,837.2	(1.0)%	$3,571.4	$3,678.4	(2.9)%
Operating costs and expenses:						
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	867.3	851.7	1.8%	1,711.4	1,728.2	(1.0)%
Selling, general and administrative	30.9	26.2	17.9%	59.4	50.3	18.1%
Depreciation, amortization and depletion	198.8	162.6	22.3%	380.4	324.6	17.2%
Exploration	7.4	9.1	(18.7)%	12.9	14.3	(9.8)%
Total operating costs and expenses	1,104.4	1,049.6	5.2%	2,164.1	2,117.4	2.2%
Operating income	**713.6**	**787.6**	**(9.4)%**	**1,407.3**	**1,561.0**	**(9.8)%**
Interest expense, net of capitalized interest	(84.0)	(68.6)	22.4%	(161.8)	(137.9)	17.3%
Other income (expense)	23.0	(3.1)	(841.9)%	28.3	(5.5)	(614.5)%
Interest income	4.4	2.8	57.1%	8.1	5.4	50.0%
Income before income tax	657.0	718.7	(8.6)%	1,281.9	1,423.0	(9.9)%
Income taxes	251.1	309.1	(18.8)%	489.0	545.7	(10.4)%
Net income before equity earnings of affiliate	405.9	409.6	(0.9)%	792.9	877.3	(9.6)%
Equity earnings of affiliate	(1.5)	1.5	(200.0)%	0.7	5.6	(87.5)%
Net Income	**404.4**	**411.1**	**(1.6)%**	**793.6**	**882.9**	**(10.1)%**
Less: Net income attributable to non-controlling interest	2.0	1.5	33.3%	3.0	2.6	15.4%
Net Income attributable to SCC	**$402.4**	**$409.6**	**(1.8)%**	**$790.6**	**$880.3**	**(10.2)%**
Per common share amounts:						
Net income attributable to SCC common shareholders – basic and diluted	$0.52	$0.53	(1.9)%	$1.02	$1.14	(10.5)%
Dividends paid	$0.40	$0.30	33.3%	$0.80	$0.60	33.3%
Weighted average shares outstanding (Basic and diluted)	773.0	773.0		773.0	773.0	

2Q19 www.southerncoppercorp.com Page 6 of 10

SECOND QUARTER AND SIX MONTHS 2019 RESULTS | SOUTHERN COPPER

Southern Copper Corporation
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30, 2019	December 31, 2018 (in millions)	June 30, 2018
ASSETS			
Current assets:			
Cash and cash equivalents	$752.2	$844.6	$1,032.5
Short-term investments	118.8	213.8	50.7
Accounts receivable	935.7	972.6	963.3
Inventories	1,068.6	1,032.7	1,003.5
Other current assets	222.8	116.3	119.5
Total current assets	**3,098.1**	**3,180.0**	**3,169.5**
Property, net	9,414.6	9,403.8	9,197.6
Leachable material, net	1,205.8	1,177.4	1,103.5
Intangible assets, net	148.2	147.7	151.8
Right-of-use assets	1,076.3	-	-
Deferred income tax	351.6	400.9	181.3
Other assets	193.1	175.0	242.2
Total assets	**$15,487.7**	**$14,484.8**	**$14,045.9**
LIABILITIES			
Current liabilities:			
Current portion of long-term debt	399.6	-	-
Accounts payable	630.8	673.4	621.4
Income taxes	72.5	232.8	152.5
Accrued workers' participation	98.6	206.7	115.8
Other accrued liabilities	183.9	103.4	116.5
Total current liabilities	**1,385.4**	**1,216.3**	**1,006.2**
Long-term debt	5,562.1	5,960.1	5,958.5
Lease liabilities	1,011.8	-	-
Deferred income taxes	353.1	202.6	37.1
Non-current taxes payable	62.7	207.1	207.1
Other liabilities	75.3	68.2	54.8
Asset retirement obligation	248.7	217.7	213.1
Total non-current liabilities	**7,313.7**	**6,655.7**	**6,470.6**
EQUITY			
Stockholders' equity:			
Common stock	3,416.4	3,402.5	3,391.5
Treasury stock	(3,032.4)	(3,019.6)	(3,009.1)
Accumulated comprehensive income	6,356.3	6,184.5	6,143.3
Total stockholders' equity	6,740.3	6,567.4	6,525.7
Non-controlling interest	48.3	45.4	43.4
Total equity	**6,788.6**	**6,612.8**	**6,569.1**
Total liabilities and equity	**$15,487.7**	**$14,484.8**	**$14,045.9**

As of June 30, 2019, December 31, 2018 and June 30, 2018 there were 773.0 million shares outstanding.

2Q19 www.southerncoppercorp.com Page 7 of 10

SECOND QUARTER AND SIX MONTHS 2019 RESULTS SOUTHERN COPPER

Southern Copper Corporation
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW
(Unaudited)

	Three months ended June 30,		Six months ended June 30,	
	2019	2018	2019	2018
	(in millions)			
OPERATING ACTIVITIES				
Net income	$404.4	$411.1	$793.5	$882.9
Depreciation, amortization and depletion	198.8	162.6	380.4	324.6
Deferred income tax	11.4	8.4	50.2	(15.5)
Change in operating assets and liabilities	(213.2)	(169.0)	(456.2)	(153.9)
Other, net	12.7	(6.9)	17.4	18.0
Net cash provided by operating activities	**414.1**	**406.2**	**785.3**	**1,056.1**
INVESTING ACTIVITIES				
Capital investments	(180.4)	(253.9)	(353.5)	(549.6)
Sale of short-term investment, net	94.7	5.8	95.0	(0.2)
Other, net	0.1	(12.4)	0.1	(12.1)
Net cash used in investing activities	**(85.6)**	**(260.5)**	**(258.4)**	**(561.9)**
FINANCING ACTIVITIES				
Dividends paid	(309.3)	(231.9)	(618.5)	(463.8)
Distributions to non-controlling interest	(0.1)	(0.2)	(0.1)	(1.2)
Other	0.4	0.4	0.4	0.4
Net cash used in financing activities	**(309.0)**	**(231.7)**	**(618.2)**	**(464.6)**
Effect of exchange rate changes on cash	(4.3)	50.3	(1.1)	(1.9)
Increase/(Decrease) in cash and cash equivalents	**$15.2**	**$(35.7)**	**$(92.4)**	**$27.7**

2Q19 www.southerncoppercorp.com Page 8 of 10

Company Profile Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru. SCC Corporate Address USA 1440 E Missouri Ave, Suite 160 Phoenix, AZ 85014, U. S. A. Phone: (602) 264-1375 Fax: (602) 264-1397 Mexico Campos Eliseos N° 400 Colonia Lomas de Chapultepec Delegacion Miguel Hidalgo C.P. 11000 - MEXICO Phone: (5255) 1103-5000 Fax: (5255) 1103-5567 Peru Av. Caminos del Inca 171 Urb. Chacarilla del Estanque Santiago de Surco Lima 15038 – PERU Phone: (511) 512-0440 Fax: (511) 512-0492 ### This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based. 2Q19 www.southerncoppercorp.com Page 9 of 10 SECOND QUARTER AND SIX MONTHS 2019 RESULTS SOUTHERN COPPER

SECOND QUARTER AND SIX MONTHS 2019 RESULTS | SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.
Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Second Quarter		Year to date	
	2019	2018	2019	2018
Net income attributable to SCC	**$402.4**	**$409.6**	**$790.6**	**$880.3**
Add:				
Net income attributable to the non-controlling interest	2.0	1.5	3.0	2.6
Income taxes	251.1	309.1	489.0	545.7
Interest expense	84.0	68.6	161.8	137.9
Depreciation, amortization and depletion	198.8	162.6	380.4	324.6
Fuel tax refund	7.4	8.1	16.6	14.5
Less:				
Equity earnings of affiliate	1.5	(1.5)	(0.7)	(5.6)
Interest income	(4.4)	(2.8)	(8.1)	(5.4)
Adjusted EBITDA	**$942.8**	**$955.2**	**$1,832.6**	**$1,894.6**

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project's potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	2nd quarter 2019		2nd quarter 2018		First six months 2019		First six months 2018	
	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) - GAAP	$867.3	157.3	$851.7	181.4	$1,711.4	164.2	$1,728.2	190.5
Add:								
Selling, general and administrative expenses	30.9	5.6	26.2	5.6	59.4	5.7	50.3	5.5
Treatment and refining charges net of sales premiums	10.1	1.8	8.1	1.7	21.7	2.1	7.3	0.8
Less:								
Workers participation	(58.3)	(10.6)	(61.4)	(13.1)	(107.0)	(10.3)	(117.3)	(12.9)
Purchased concentrates from third parties	(60.9)	(11.0)	(105.9)	(22.6)	(112.9)	(10.8)	(252.8)	(27.9)
Other charges	(43.2)	(7.8)	(22.1)	(4.7)	(73.1)	(7.1)	(78.2)	(8.6)
Inventory change	50.8	9.2	(2.4)	(0.5)	46.6	4.5	45.0	5.0
Operating cash cost before by-product revenues	**796.7**	**144.5**	**694.2**	**147.8**	**1,546.1**	**148.3**	**1,382.5**	**152.4**
Less by-products revenue	(352.5)	(64.0)	(308.2)	(65.6)	(658.2)	(63.2)	(651.2)	(71.8)
Operating cash cost, net of by-products revenue	**444.2**	**80.5**	**386.0**	**82.2**	**887.9**	**85.1**	**731.3**	**80.6**
Total pounds of copper produced, in millions		551.2		469.6		1,042.3		907.4

2Q19 www.southerncoppercorp.com Page 10 of 10